UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2016

BLUCORA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25131	91-171810
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10900 N.E. 8th Street, Suite 800

Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

(415) 201-6100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July l, 2016, Blucora, Inc. (“Blucora” or the “Company”) and its wholly owned subsidiary, Infospace LLC (“Infospace”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with InfoSpace Holdings LLC (the “Purchaser”), a wholly-owned subsidiary of OpenMail LLC (the “Purchaser Parent”) pursuant to which Infospace will sell substantially all of its assets to the Purchaser, the Purchaser will assume certain specified liabilities in exchange for $45,000,000 in cash, and the Purchaser Parent is a guarantor for Purchaser’s obligations (the “Transaction”). The purchase price is subject to customary adjustments, including a working capital adjustment at closing.

The Purchase Agreement contains customary representations and warranties, covenants and agreements, including covenants regarding the parties’ efforts to cause the closing of the Transaction to be completed. Further, Blucora and Infospace have jointly agreed to indemnify the Purchaser with respect to certain indemnity claims.

The closing of the Transaction is subject to various customary conditions, which may be waived by the applicable parties, including conditions that Infospace obtain certain third party consents and that the parties enter into a transition services agreement under which Blucora will, post-closing, provide certain services in exchange for fees covering Blucora’s costs for providing those services. There can be no assurance as to when the closing conditions will be satisfied, if at all. Subject to certain limitations, either Blucora or the Purchaser may terminate the Purchase Agreement if the transaction has not been consummated by August 30, 2016.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

The description of the Transaction and the Purchase Agreement are being provided solely to inform investors and prospective investors about the transaction and the terms of the Purchase Agreement, and are not intended to provide any other factual or disclosure information about Blucora, Infospace, or the other parties to the Purchase Agreement. The representations and warranties contained in the Purchase Agreement have been made solely for the benefit of the other parties and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified by disclosures that were made to the other party in connection with the negotiation of the Purchase Agreement, which disclosures are not necessarily reflected in the Purchase Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the Purchase Agreement or such other date or dates as may be specified in the Purchase Agreement and are subject to more recent developments;

Accordingly, the representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

This current report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2016, the Employment Agreement dated October 6, 2014 as amended on January 22, 2016 between Blucora, Infospace, and Peter Mansour, President of Infospace, was amended (the “Amendment”), to provide that in the event Mr. Mansour’s employment is terminated in connection with the sale of the Company’s Infospace business, Mr. Mansour would be entitled to receive a sales bonus of $250,000 subject to the terms and conditions of his Employment Agreement as amended.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as an Exhibit to this Current Report on Form 8-K and is incorporated in this Item 5.02 by reference.

In connection with the Transaction described in Item 1.01 of this Current Report on Form 8-K, Peter Mansour will step down as President of Infospace effective July 5, 2016.

Item 8.01	Other Events.

On July 5, 2016, Blucora issued a press release announcing the entry into the Purchase Agreement to sell Infospace. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibits are included with this Report:

Exhibit No.	Description

2.1	Purchase Agreement

10.1	Amendment No. 2 to Peter Mansour Employment Agreement

99.1	Press Release dated July 5, 2016

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUCORA, INC.

Date: July 5, 2016	By:	/s/ Mark Finkelstein
Mark Finkelstein Chief Legal & Administrative Officer and Secretary

Exhibit Index

Exhibit No.	Description

2.1	Purchase Agreement

10.1	Amendment No. 2 to Peter Mansour Employment Agreement

99.1	Press Release dated July 5, 2016